Exhibit 10.1

May 12, 2016
Thomas M. Herzog

Re: Resignation from UDR, Inc.
Dear Tom:
This letter (this "Letter Agreement") reflects our agreement with respect to the resignation of your employment with the Company. Your employment with UDR, Inc. (the "Company") will end effective June 3, 2016 (the "Resignation Date").
1.Vacation Pay. You will be paid an amount equal to all accrued but unused vacation up to the Resignation Date which is $9,255.34 and which will be included in your final paycheck.

2.Consideration. In consideration of your execution of this Letter Agreement, and contingent upon the expiration of all applicable revocation periods without revocation, the Company agrees as follows:

(a)If you execute and deliver to the Company this Letter Agreement and do not revoke this Letter Agreement as provided in Section 8, you may continue to participate in the Company’s group health insurance plans following the Resignation Date at the same dependent coverage level as immediately prior to the Resignation Date. Coverage will continue until the first to occur of (i) June 27, 2016; or (ii) you default in the payment of or no longer continue to pay your portion of the premium (individually and collectively, the “Transition Period”). During the Transition Period, the Company shall continue to pay its portion of the premiums and you will pay your portion of the premiums. At the end of the Transition Period, if you do not have health insurance from another employer, you may continue coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at your own expense.

(b)If you do not revoke this Letter Agreement as provided in Section 8, the following restricted stock awards shall be fully vested as of the Resignation Date:

(i)	16,286 shares of restricted common stock from the 2014 Long-Term Incentive grant awarded to you under the Restricted Stock Award Agreement dated February 6, 2014; and

1745 Shea Center Dr., Suite 200
Highlands Ranch, CO 80129

Tel: 720.283.6120
Fax: 720.283.2453

www.udr.com

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Thomas M. Herzog
May 12, 2016

(ii)	12,165 restricted stock units constituting the second tranche from the 2015 FFO as Adjusted Long-Term Incentive grant awarded to you under the Restricted Stock Unit Agreement dated January 1, 2015.

3.Stock Award. The remaining shares of common stock, restricted stock units or Class 2 LTIP Units awarded to you under the following agreements have not vested and therefore shall automatically be forfeited and deemed re‑conveyed to the Company on the Resignation Date, in accordance with the terms of each of the agreements:

(i)	2,153 shares of common stock awarded to you under the Restricted Stock Award Agreement dated January 2, 2013;

(ii)	36,502 restricted stock units awarded to you under the Restricted Stock Unit Agreement dated January 1, 2015;

(iii)	2,240 shares of common stock awarded to you under the Restricted Stock Award Agreement dated February 5, 2015;

(iv)	25,496 restricted stock units awarded to you under the Restricted Stock Unit Agreement dated February 4, 2016; and

(v)	20,845 Class 2 LTIP Units awarded to you under the Class 2 LTIP Unit Agreement dated February 4, 2016.

4.Other Benefits. Except as provided explicitly in this Letter Agreement, after the Resignation Date you will not be entitled to any other or further benefits from Company, including, without limitation, participation in health and dental insurance plans, disability and life insurance plans, stock plans, 401(k) plans and profit sharing plans.

5.Expenses. Your expense report for expenses incurred through the Resignation Date must be received within three business days after the Resignation Date. You will be reimbursed for expenses incurred through the Resignation Date in accordance with ordinary Company reimbursement practices and policies. If a final accounting of these new expenditures indicates that you owe the Company any amount (e.g., for charges to Company accounts) after your expense reports have been processed, you must pay such amount within three days after the Resignation Date.

6.Compliance Warranty. You represent and warrant that you are not aware of any compliance issues, concerns, or any violations or suspected violations of laws, policies or regulations other than those, if any, that you have brought to the attention of the Company’s management before signing this Letter Agreement.

7.Company Property. On the Resignation Date, you will return to the Company (a) all Company documents (including copies), including, but not limited to, the following proprietary information of the

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Thomas M. Herzog
May 12, 2016

Company: files, memoranda, notes, computer-recorded information, personnel records (except copies of any agreements you may have signed with the Company), and (b) all property which you may possess, including but not limited to, laptop computer, iPad, cell phone, keys, entry cards, identification, credit cards, and any other materials of any kind that embodies any confidential or proprietary information of the Company (and all reproductions thereof); provided however, that you may keep the Company iPhone and iPad issued to you but you agree that as a condition precedent that you will provide the iPhone and iPad to the Company prior to the Resignation Date so that the Company can cancel the phone and data packages with the cell phone providers for the iPhone and iPad and redact any Confidential Information (as defined in Section 11 hereof) from the iPhone and iPad.

8.Revocation. The Company advises you to consult with an attorney prior to signing this Letter Agreement. You understand that you have twenty-one (21) days to consider whether to sign this Letter Agreement (the “Consideration Period”). You must return this signed Letter Agreement to the Company within the Consideration Period. If you sign and return this Letter Agreement before the end of the Consideration Period, it is because you have freely chosen to do so after carefully considering its terms. You further understand that you have seven (7) days following your execution of this Letter Agreement to validly revoke this Letter Agreement. Such right of revocation constitutes a unilateral right afforded to you and the Company shall have no such right of revocation. Any revocation within this period must be submitted, in writing, to UDR, Inc., c/o Warren L. Troupe, Senior Executive Vice President, 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129, by certified mail, return receipt requested, post-marked within seven (7) days of execution of this Letter Agreement and state, "I hereby revoke my acceptance of the Letter Agreement." This Letter Agreement shall not become effective or enforceable until the revocation period has expired without revocation. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Colorado, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Colorado. If it is not validly revoked, this Letter Agreement will become irrevocable and enforceable on the eighth day after you sign this Letter Agreement (the “Effective Date”). Any modification or alteration of any terms of this Letter Agreement by you voids this Letter Agreement in its entirety.

9.General Release of Claim and Covenant Not to Sue.

(a)In consideration of the benefits provided to you under this Letter Agreement, and except for the obligations created by this Letter Agreement, you knowingly and voluntarily release and forever discharge the Company, its parents, divisions and its affiliates, as well as their respective officers, directors, employees, stockholders, agents, attorneys, insurers, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as the "Released Parties") of, with respect to and from any and all demands, actions, causes of action, suits, damages, losses, expenses and claims of any kind, known and unknown, suspected or unsuspected, against the Released Parties, which you, your heirs, executors, administrators, successors, and assigns (together and collectively "Executive") have or may have through the Effective Date, including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

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Thomas M. Herzog
May 12, 2016

Title VII of the Civil Rights Act of 1964, as amended;
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
The Employee Retirement Income Security Act of 1974, as amended;
The Immigration Reform Control Act, as amended;
The Americans with Disability Act of 1990, as amended;
The Age Discrimination in Employment Act of 1967, as amended;
The Fair Labor Standards Act, as amended;
The Occupational Safety and Health Act, as amended;
The Equal Pay Act;
The Family and Medical Leave Act of 1993;
all Colorado laws concerning the workplace; and/or
any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; based upon any covenant of good faith and fair dealing, implied or express contract, wrongful discharge, promissory estoppel, equitable estoppel, employee benefit, violation of public policy, negligent or intentional infliction of emotional distress, defamation, false light, compelled self-publication, fraud, misrepresentation, invasion of privacy, assault, battery, tortious interference with a contract, tortious interference with a business relationship or economic interest, negligent retention, negligent hiring, negligent supervision, negligence, negligent misrepresentation, gross negligence, loss of consortium, equity or any intentional or other tort; and/or
(i)    Arising out of or related to the Released Parties' personnel practices, policies, or procedures; and
(ii)    Arising out of or related to Executive’s employment or the initiation, existence or cessation of Executive’s employment with the Released Parties, including any claims for salary, wages, severance pay, vacation pay, sick pay, bonuses, and any other compensation or benefit of any nature; and
(iii)    Arising out of or related to any statements or representations to or about Executive; and
(iv)    Arising out of or related to any other wrong, injury or loss allegedly suffered by Executive; and
(v)    any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (collectively the "Released Claims").

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Thomas M. Herzog
May 12, 2016

To the maximum extent allowed by law, you waive the right to sue or initiate against the Released Parties any action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state or local law, statute or regulation pertaining in any manner to the Released Claims.
This is intended to be a general release of all claims, so, to the extent you still possess any viable claims or causes of action against the Released Parties, to the maximum extent allowed by law, you hereby assign to the Company all such claims.
(b)The release set forth in Section 9(a) above does not waive claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Letter Agreement, (iii) that may arise after the Effective Date or (iv) which cannot be released by private agreement. The release set forth in Section 9(a) does not bar you from (i) filing suit to challenge a release of age discrimination claims pursuant to the Older Workers Benefit Protection Act, or (ii) filing a charge with an administrative agency provided that you cannot recover any economic or injunctive relief for yourself as a result of such charge. You understand that if this Letter Agreement had not been signed, you would have the right to voluntarily assist other individuals or entities in bringing claims against the Company. To the maximum extent allowed by applicable law, you waive the right to voluntarily assist other individuals or entities in bringing claims against the Company and, unless your assistance is specifically sought by a governmental entity or compelled by applicable law or valid court order, you agree not to aid or assist others in their pursuit of claims against the Company.

Notwithstanding any of the foregoing, the release provisions in this Letter Agreement shall not be interpreted as waiving or releasing any right to indemnification or insurance coverage, if any, that you currently have under any of the Company’s existing insurance policies, the Company’s Amended and Restated Bylaws or the Company’s Charter or indemnification agreements with respect to actions taken by you in the course and scope of your employment with the Company.

(c)Except for the obligations created by this Letter Agreement, the Company hereby covenants not to sue and releases and forever discharges you from any and all claims, known and unknown, which the Company has or may have against you, including all claims arising from your position as Senior Vice President and Chief Financial Officer or as an employee of the Company or its subsidiaries or affiliates and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment), as of the date of this Letter Agreement; provided, however, the Company does not release you with respect to claims arising out of or relating to fraud, gross negligence, willful misconduct or under the Company’s Recoupment of Performance-Based Incentives policy.

10.No Claims Exist. You confirm that no claim, charge, complaint, or action exists pertaining in any manner to the Released Claims in any forum or form. You further confirm that you have not assigned or transferred to any third party any of the Released Claims. In the event that any such claim, charge, complaint or action is filed, you shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees.

Opening doors to the future®

Thomas M. Herzog
May 12, 2016

11.Proprietary Information. You acknowledge that you have been exposed to and have learned a substantial amount of information, which is proprietary and confidential to the Company, whether or not you developed or created such information. You acknowledge that such proprietary and confidential information may include, but is not limited to, trade secrets; acquisition or merger information; advertising and promotional programs; resource or developmental projects; plans or strategies for future business development; financial or statistical data; customer information, including, but not limited to, customer lists, sales records, account records, sales and marketing programs, pricing matters, and strategies and reports; and any Company manuals, forms, techniques, and other business procedures or methods, devices, computer software or matters of any kind relating to or with respect to any confidential program or projects of the Company, or any other information of a similar nature made available to you and not known in the trade in which the Company is engaged, which, if misused or disclosed, could adversely affect the business or standing of the Company (collectively, the "Confidential Information"). Confidential Information shall not include information that is generally known or generally available to the public through no fault of your own. You agree that except as required by court order, you will not at any time divulge to any person, agency, institution, the Company or other entity any information which you know or has reason to believe is proprietary or confidential to the Company, including but not limited to the types of information described above, or use such information to the competitive disadvantage of the Company. You agree that your duties and obligations under this Section 11 will continue until the later of twelve (12) months from the Resignation Date, or as long as the Confidential Information remains proprietary or confidential to the Company.

12.Confidentiality. The nature and terms of this Letter Agreement are strictly confidential and they have not been and shall not be disclosed by you at any time to any person other than your lawyer or accountant, the IRS, or your immediate family without the prior written consent of a senior officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Letter Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

13.Cooperation. You agree to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within your knowledge or responsibility, including, without limitation, any potential claim or action by the Company. Without limiting the foregoing, you agree (i) to meet with Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to appear, at the request of Company, at any deposition, administrative proceeding or trial in any pending or future litigation; (iii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iv) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Except as prohibited by law, the Company will reimburse you for reasonable documented expenses including legal fees for any counsel approved by the Company to represent you in connection with the cooperation described in this paragraph except that it will not compensate you for any time testifying at any proceeding.

Opening doors to the future®

Thomas M. Herzog
May 12, 2016

14.Non-Disparagement. You agree not to make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing except as required by subpoena or government agency having jurisdiction over the matter at issue. In response to inquiries about you from individuals outside of the Company, the Company’s official response shall be to provide our standard reference information of dates of employment and title.

15.Assistance. In partial consideration for the benefits provided to you by the Company under this Letter Agreement, to which you are not otherwise entitled, you agree to provide reasonable assistance related to transition matters to the Company and/or its employees.

16.Non-Solicitation. As further consideration for the benefits provided in this Letter Agreement for a period terminating twelve (12) months from the Resignation Date, you agree not to directly or indirectly solicit for employment any person employed by the Company or its affiliates.

17.Joint Preparation of Agreement. This Letter Agreement is deemed to have been drafted jointly by the parties. In any interpretation of this Letter Agreement, the provisions of this Letter Agreement shall not be interpreted or construed against any party on the basis that the party was the drafter.

18.Severability. If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, such determination will not affect any other provision of this Letter Agreement. For example, if the release of a particular claim is held by a court to be invalid or unenforceable, such ruling will not affect the releases of any other claims.

19.Entire Agreement. This Letter Agreement contains the entire agreement between you and the Company and is the complete, final and exclusive embodiment of our agreement with regard to the subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it may not be modified except in writing signed by you and an officer of the Company.

20.Notices. Except as set forth in Section 8, any notice or communication required or permitted under this Letter Agreement shall be in writing and shall be deemed received (a) on the date personally delivered, (b) the same day of sending by email, (c) the next day after sending via Federal Express or any other next-day carrier service, or (d) the third day after mailing via first-class mail, return receipt requested, to a party at the address specified below or such other address as designated from time to time:

Opening doors to the future®

Thomas M. Herzog
May 12, 2016

To you at:
Thomas M. Herzog

Email:
To UDR, Inc. at:
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, Colorado 80129
Attn: Warren L. Troupe
Email: wtroupe@udr.com
21.Governing Law. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, as applied to contracts made and performed entirely within the State of Colorado.

Opening doors to the future®

Thomas M. Herzog
May 12, 2016

Please sign and return this Letter Agreement to me, keeping a copy for yourself. Our sincerest wishes in your future endeavors.
Sincerely,
UDR, Inc.

/s/ Warren L. Troupe
Warren L. Troupe
Senior Executive Vice President

Accepted and Agreed:
Date:	May 12, 2016	By:	/s/ Thomas M. Herzog
Thomas M. Herzog